Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 (filed on November 8, 2013) of Spirit Realty Capital, Inc. (formerly Cole Credit Property Trust II, Inc.) of our report dated April 18, 2013, with respect to the consolidated balance sheets of Specialty Retail Shops Holding Corp. and Subsidiaries (the Company) as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended February 2, 2013, which is incorporated by reference in the Quarterly Report on Form 10-Q of Spirit Realty Capital, Inc. for the three months ended March 31, 2013, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the retroactive restatement of the consolidated financial statements for all periods presented to give effect to the common control merger between the Company and Pamida in 2012.

/s/ KPMG LLP

Chicago, IL

November 8, 2013